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                                                                      EXHIBIT 14

                              MEADOWBROOK INSURANCE
                                      GROUP

                               COMPLIANCE PROGRAM

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                           MEADOWBROOK INSURANCE GROUP
                               COMPLIANCE PROGRAM

                                 CODE OF CONDUCT

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                                TABLE OF CONTENTS

INTRODUCTION AND STANDARDS..............................................................         1

CONFLICT OF INTEREST....................................................................         2

NON-DISCRIMINATION / EQUAL EMPLOYMENT...................................................         2

NON-HARASSMENT..........................................................................         3

CLAIMS HANDLING.........................................................................         3

REGULATORY REQUIREMENTS.................................................................         3

FRAUD, MISAPPROPRIATION, THEFT, EMBEZZLEMENT AND BRIBERY................................         3

INSIDER TRADING.........................................................................         5

INVESTOR / MEDIA RELATIONS..............................................................         5

CONFIDENTIAL / PROPRIETARY INFORMATION..................................................         6

TRANSACTIONS WITH GOVERNMENT............................................................         7

FOREIGN MARKETING PRACTICES.............................................................         7

RETENTION AND ACCURACY OF RECORDS.......................................................         7

MISUSE OR MISAPPROPRIATION OF CORPORATE PROPERTY, SERVICES AND BENEFIT PROGRAMS.........         8

ELECTRONIC EQUIPMENT, SOFTWARE, DATA ACCESS, SECURITY AND USAGE.........................         9

PREVENTION OF VIOLENCE IN THE WORKPLACE.................................................         9

DRUG AND ALCOHOL-FREE WORKPLACE.........................................................        10

ANTI-MONEY LAUNDERING PROGRAM ..........................................................        10

ENVIRONMENT, HEALTH AND SAFETY..........................................................        10

COMPLIANCE PROCEDURES...................................................................        10

         A.       Monitoring and Auditing...............................................        10

         B.       Reporting Suspected Illegal or Unethical Activity.....................        11

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
         C.       Investigation.........................................................        11

         D.       Discipline............................................................        12

         E.       Disclosure to Authorities.............................................        12

         F.       Delegations...........................................................        12

         G.       Associate Education...................................................        13

APPENDIX

         A.

         B.

         C.

RECEIPT AND ACKNOWLEDGMENT (TAB ___)

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                           MEADOWBROOK INSURANCE GROUP
                               COMPLIANCE PROGRAM

                                 CODE OF CONDUCT

                           INTRODUCTION AND STANDARDS

         The compliance program adopted and implemented by Meadowbrook Insurance Group, Inc. ("Meadowbrook") establishes effective internal controls that promote adherence to applicable federal and state laws and regulations.

         Meadowbrook's Code of Conduct ("Code") defines the legal and ethical policies and standards that govern all associates and their relationships with clients, fellow associates and all other parties, and it provides associates with general guidance for their conduct of business operations. The Code has been approved, and with the full support and commitment of the Board of Directors, it is official corporate policy and is applicable to Meadowbrook and all its associates.

         All associates must be aware of the laws that affect their jobs and should carry out their responsibilities in a lawful manner. Associates are expected to adhere to the standards of conduct outlined in the Code and conduct themselves in a professional, ethical and legal way at all times. They must avoid situations which impair the performance of their official responsibilities or which may have the appearance of impropriety. Avoidance and deterrence of unlawful conduct is every associate's responsibility. Adherence to this Code is vital; it must be part of our business routine -- part of our commitment to provide quality insurance services and products to our clients, and to fulfill our role as a good corporate citizen.

         Management is responsible for administering and enforcing this Code. Meadowbrook's General Counsel (the "Compliance Officer") will ensure the Code is administered and enforced consistently throughout the corporation. Circumstances not specifically covered by this Code should be resolved in accordance with the general principles outlined in the Code, as well as in Meadowbrook's

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"Associate Manual" and other existing policies and procedures. Any questions or concerns about this Code or any ethical, legal or compliance requirements should be addressed to the Compliance Officer.

         Meadowbrook is seriously committed to legal and ethical business conduct, and expects all of its associates to ensure that this commitment is met. Each associate will acknowledge, by accepting an e-mail routing of the Code, the associate understands it and agrees to abide by it. Strict compliance is a condition of employment and adherence to the Code is a factor in evaluating an associate's performance. Disciplinary action, up to and including termination of employment, may be taken against anyone who violates any provision of the Code or other corporate policies..

                              CONFLICT OF INTEREST

         All associates must act with honesty and integrity, avoid all actual or apparent conflicts of interest in personal and professional relationships. A conflict of interest exists when an associate's personal or family activities or financial affairs adversely influence the judgment or loyalty required for the performance of one's duties to Meadowbrook. If an associate suspects even the appearance of a conflict of interest or is in doubt about a particular situation, the associate should promptly notify their Department Manager or the Compliance Officer.

         An associate may not engage in activities with any outside business organization which may result in a personal benefit to the associate at Meadowbrook's expense, or which may influence the associate's decisions on matters involving Meadowbrook and the outside business organization.

         All associates must adhere to the Conflict of Interest guidelines, as set forth in the Meadowbrook Associate Manual

                      NON-DISCRIMINATION / EQUAL EMPLOYMENT

         As set forth in Meadowbrook's Associate Manual, it is Meadowbrook's policy that no person shall be subjected to discrimination based on race, color, religious beliefs, national origin, gender, sexual orientation, age, veteran or marital status, height, weight, handicap or other legally protected status. This policy applies to recruitment, employment, placement, training, promotion, compensation, retention and discharge of associates, as well as to other terms and conditions of employment. Complaints of

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discrimination should be put into writing, signed and dated, and delivered to your supervisor, the Vice President of Human Resources or to the Compliance Officer.

                                 NON-HARASSMENT

         Harassment because of race, color, religious beliefs, national origin, gender, sexual orientation, age, veteran or marital status, height, weight, handicap or other legally protected status will not be tolerated. This policy applies to the relationships and interactions between associates and each other, and members of the public. Harassment includes physical, verbal, and non-verbal abuse, intimidation and threats. Sexual harassment is defined as unwelcome or unsolicited verbal, non-verbal or physical conduct of a sexual nature where: a) submission to or rejection of such conduct is used as the basis for making or threatening decisions affecting conditions of employment; or b) such conduct has the purpose or effect of substantially interfering with an associate's job performance or creates an intimidating, hostile or offensive work environment. All complaints of harassment should be reported, in accordance with the Harassment Policy. All associates must adhere to Meadowbrook's "Harassment Policy"

                                 CLAIMS HANDLING

         Meadowbrook will administer claims in accordance with guidelines, policy provisions and/or applicable laws and regulations.

                             REGULATORY REQUIREMENTS

         Associates must comply with all rate, form, licensing and other regulatory requirements.

         Associates are to understand and adhere to all applicable regulations regarding the sales of Meadowbrook products or services.

         All invoices must accurately reflect the product sold or services rendered, the correct sales price and the terms of sale. Payments received in excess of amounts billed must be refunded or customer accounts credited, as appropriate.

        FRAUD, MISAPPROPRIATION, THEFT, EMBEZZLEMENT OR UNLAWFUL PAYMENTS

         An associate must not commit, aid or assist in the commission of any acts of fraud, misappropriation, theft, embezzlement, bribery or other similar activities. An associate who suspects or

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has information concerning any such wrongdoing involving Meadowbrook, its associates, a Meadowbrook agent (including its employees), or anyone doing business with Meadowbrook, must notify a supervisor or the Compliance Officer. All personnel are responsible for preventing and detecting these activities, including but not limited to:

         - forgery or alteration of checks, securities or other negotiable instruments;

         -        misappropriation of funds, securities or any other assets;

         - improper handling or reporting of money or financial transactions;

         - improper handling of corporate property, assets or information, or their use for personal gain;

         - unauthorized disclosure of corporate business plans or financial information;

         - destruction or unauthorized removal of records, furniture, fixtures, or equipment;

         -        fraud for the financial benefit of the corporation;

         - offering, making, soliciting or receiving any payment with the understanding or intention that such a payment is to be used for an unlawful or any improper purpose;

         - providing untruthful information to clients or potential clients regarding prices and capabilities in proposals, advertising or marketing communications;

         -        violating federal, state or foreign tax laws; and

         -        submitting false expense reimbursement reports.

         Meadowbrook personnel may accept or provide ordinary and reasonable business entertainment and gifts of nominal value (e.g., tickets to sporting events or concerts, or meals) so long as such entertainment and gifts do not violate federal, state, or local law. Cash gifts are prohibited. All associates must adhere to Meadowbrook's "Business Conduct Policy," which is included in the Meadowbrook Associate Manual.

         Also, all Associates should avoid waste and careless use of Company property and should take reasonable steps to protect property of the Company

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                         FINANCIAL AND PUBLIC REPORTING

         As a public company, it is critical that Meadowbrook's filings with the securities and Exchange Commission and other communications with the public be accurate, complete and timely. Investors, creditors, and others have a legitimate interest in Meadowbrook's financial and other public reports. Associates who are involved in creating, processing, or recording such information bear a special responsibility to ensure the integrity of our financial reports and will, along with all of our associates, seek to provide stakeholders with information that is accurate, complete, objective, relevant, timely and understandable.

                                 INSIDER TRADING

         A Meadowbrook associate is prohibited from buying or selling, either directly or through an intermediary, Meadowbrook stock (or options on such stock) if the associate is aware of information relating to Meadowbrook that is both material and non-public.

         All Meadowbrook associates must adhere to the "Insider Trading Policy," which is included in the Meadowbrook Associate Manual

                           INVESTOR / MEDIA RELATIONS

         An associate may not release information about Meadowbrook or its associates to shareholders, their representatives, any member of the investment or financial communities or to the news media. All such requests for information should be referred to the Corporate Communications Department, which, to the extent required, will release such information, in accordance with applicable law.

         An associate may not make public appearances, speeches or statements, in person or through broadcast or printed media, relating to Meadowbrook or its business, without first disclosing the content and obtaining prior written approval from the Corporate Communications Department.

         All, Meadowbrook associates must adhere to the "Disclosure Policy," which is included in the Meadowbrook Associate Manual

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                     CONFIDENTIAL / PROPRIETARY INFORMATION

         Confidential or proprietary information is any nonpublic business, technological, financial, personnel or client information, plans, or data (oral or written) which is learned, generated or acquired while working at Meadowbrook. The content of all Meadowbrook files, records, strategies and other information is strictly confidential. Associates may not access or use such information unless they have proper authorization and the information is relevant to the performance of their jobs; the use of such information to further one's own interests or for any personal gain or financial benefit is prohibited. Associates may not disclose such information to any outside parties without management's prior authorization. If management permits disclosure, it shall first determine whether to require the outside party to sign a confidentiality agreement.

         Confidential information includes, but is not limited to, company or client financial data, personal medical records, expiration date(s), prices, terms or conditions of a policy, information relating to the underwriting of a policy or claim investigation/lawsuit and trade secrets.

         Should a breach of confidentiality occur for any reason, it is the obligation of the associate who becomes aware of the breach to notify a supervisor as soon as possible.

         Each associate has a continuing duty, after separating from Meadowbrook for any reason, not to disclose any of Meadowbrook's proprietary or confidential information, in accordance with any applicable nondisclosure policy or Confidential Information Agreement.

         Meadowbrook respects the confidential or proprietary information of other persons and companies. An associate shall not solicit, receive or use another person's or entity's confidential or proprietary information without their express consent. If information comes into an associate's possession which may have been misappropriated from another company or person, including trade secrets and material covered by a copyright, trademark or patent held by the other company or person, the associate should alert a supervisor immediately and not reveal the information to anyone else.

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                          TRANSACTIONS WITH GOVERNMENT

         It is Meadowbrook's intent to comply with all government laws, rules, regulations and contract provisions.

         Data submitted to a governmental agency must be truthful and accurate. Deviation from any contract specifications, without prior written government authorization, is prohibited. Classified information may not be solicited or possessed without government authorization.

         Meadowbrook's associates or representatives may not offer or give anything of monetary value, including gifts, gratuities, favors, entertainment, or loans, to an associate or representative of a government agency with which Meadowbrook has or is seeking to obtain contractual or other business or financial relations or that regulates any of its activities or operations.

                           FOREIGN MARKETING PRACTICES

         The Foreign Corrupt Practices Act (FCPA) prohibits Meadowbrook and its associates from promising, making, or offering to make, directly or indirectly, payments of money, products or services to any foreign governmental official or governmental employee, to any foreign political party, or to any official or candidate of a foreign political party if the purpose of the payment is to help Meadowbrook obtain or retain business, to help Meadowbrook direct business to any person or to influence the actions of such entities in their official capacity concerning a Meadowbrook business venture. The FCPA also bars the making or offering of such payments through third-party intermediaries. A violation of the FCPA subjects the associate and Meadowbrook to certain penalties.

                        RETENTION AND ACCURACY OF RECORDS

         Meadowbrook maintains a system for record creation, distribution, retention, storage, retrieval and destruction of documents including:

         A. all records and documentation required by either federal or state law or any investigation or claim;

         B. all records necessary to protect the integrity of the organization's compliance

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                  program and confirm its effectiveness, including:

                  -    documentation that associates were adequately trained;

                  - reports from associates, including the nature and results of any investigation that was conducted;

                  - documentation of corrective action, including disciplinary action taken and policy improvements introduced, in response to any internal investigation or audit;

                  -    modifications to the compliance program; and

                  -    results of Meadowbrook's auditing and monitoring efforts.

         All records relating to professional services, business transactions and other activities must be prepared completely, legibly, accurately and truthfully. Such records may not be altered, changed, removed or destroyed without prior authorization. Falsification of business or associate records is prohibited.

         All Meadowbrook payments and other transactions must be properly authorized and be accurately and completely recorded. No false, incomplete or misleading entries or records shall be created. Only legitimate corporate business related expenses are permitted. No undisclosed or unrecorded corporate funds, accounts or assets shall be established for any purpose.

     MISUSE OR MISAPPROPRIATION OF CORPORATE PROPERTY, SERVICES AND BENEFIT
                                    PROGRAMS

         Associates must not misuse or misappropriate Meadowbrook's property or abuse the services or benefits programs available to them. Associates are expected to use Meadowbrook's equipment and materials (e.g. telephones, facsimile machines, computers, software, E-mail, photocopiers, and office supplies) for proper business purposes; these items may not be used for personal gain or to benefit persons or entities outside the corporation, although occasional personal use is permitted with the approval of a supervisor. Equipment or other corporate property may not be removed from Meadowbrook's premises without prior approval of a supervisor.

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         An associate is accountable for funds over which the associate has control. An associate must maintain accurate records and abide by Meadowbrook policies concerning expenditures of corporate funds for travel and other reimbursable expenses, and eligibility for benefits including sick leave, disability payments and education.

         Associates are required to provide complete and accurate information for proper underwriting of their personal auto, home and other insurance policies. Under no circumstances should an associate change, alter or in any way directly impact electronic or paper files or documents regarding their personal or family members' insurance coverages.

         ELECTRONIC EQUIPMENT, SOFTWARE, DATA ACCESS, SECURITY AND USAGE

         Computer passwords and security codes are unique to the individual and should not be shared, transferred, or disclosed. However, Meadowbrook reserves the right to know all such passwords and security codes and retains ownership of and access to all company systems and information on those systems.

         To protect against potential computer viruses and to assure compliance with all software license terms, all software installed on Meadowbrook owned computers must be obtained through the corporation. Software on company computers may not be installed, copied, accessed, or modified in any way which violates Meadowbrook's licensing agreements. Each user must be aware of and abide by the restrictions on the use of software.

         Internet access should be limited to Meadowbrook business All associates must adhere to Meadowbrook's "Computer Policy," which is included in Meadowbrook's Associate Manual.

                     PREVENTION OF VIOLENCE IN THE WORKPLACE

         Any act of violence, or any direct or indirect threat of violence, against a co-worker or any other person by a Meadowbrook associate is prohibited. The possession of a weapon in the workplace or on company property by an associate is prohibited.

         It is every associate's obligation to immediately report to the Vice President of Human Resources any act or threat of violence that may affect the safety or security of the workplace.

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         All associates must adhere to Meadowbrook's "Safety Policy," which is included in Meadowbrook's Associate Manual

                         DRUG AND ALCOHOL-FREE WORKPLACE

         The unlawful manufacturing, distributing, dispensing, possessing or use of alcohol or a controlled substance by an associate is prohibited. To violate this policy is to cause a hazardous condition within the workplace.

         Any associate who has a drug or alcohol related problem or has difficulty complying with this policy should inform his or her supervisor, the Vice President of Human Resources or the Compliance Officer.

                         ENVIRONMENT, HEALTH AND SAFETY

         Meadowbrook and its associates will abide by all applicable environmental, health and safety laws and regulations. An associate should report any condition that could create a hazard in the workplace. If there are questions or concerns regarding compliance with these laws, an associate should consult with your supervisor, the Vice President of Human Resources or the Compliance Officer.

                          ANTI-MONEY LAUNDERING PROGRAM

         The Patriot Act requires that financial service companies, such as, insurance companies, establish an Anti-Money Laundering Program. The Act requires the Company implement a program which includes: (1) development of internal policies, procedures and controls; (2) designation of a compliance officer; (3) an on-going employee training program; and (4) an independent audit system to test the program.

         Meadowbrook is certainly committed to complying with all applicable anti-money laundering and currency reporting laws. Moreover, Meadowbrook and its associates must avoid being used by persons or entities whose purpose is to dispose of or hide the source, ownership or control of illicit funds. To this end, Meadowbrook has developed a Money-Laundering Prevention Policy and related procedures. All associates must comply with this policy.

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                              COMPLIANCE PROCEDURES

A.       MONITORING AND AUDITING

         Monitoring and auditing of Meadowbrook's operations will be undertaken on a periodic basis. Associates and/or independent contractors will engage in these oversight activities. Reports will then be presented to the Board of Directors or its designated committee.

         If wrongdoing occurs, all reasonable steps will be taken to respond and to prevent it from re-occurrence, including any necessary corrective actions and/or modifications to the compliance program.

         Periodically, Meadowbrook's compliance program will be reviewed to determine whether its standards and procedures are current and complete and that its other elements are satisfactory and effective in preventing and detecting wrongdoing.

B.       REPORTING SUSPECTED ILLEGAL OR UNETHICAL ACTIVITY

         Any associate who, during the course of employment, learns of illegal or potentially illegal conduct by others, including but not limited to any violation of this Code, or believes that he or she has been requested or required to engage in an illegal or unethical act or an act which would constitute a violation of this Code, must report that information promptly either to: 1) his or her supervisor, who shall transmit the information to the Compliance Officer; or 2) directly to the Compliance Officer. The report may be made anonymously. In addition, the report may be made either by telephone, e-mail, letter or in person. Meadowbrook will not retaliate against an associate for making a report of suspected wrongdoing. However, filing a report which the associate knows to be false is prohibited and subjects that associate to appropriate discipline.

C.       INVESTIGATION

                  1. Upon receiving a report of illegal or potentially illegal or unethical conduct, the Compliance Officer shall promptly:

                           a)       Determine whether the report merits
                                    investigation.

                           b)       Conduct an investigation, if warranted.

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                           c)       Report to other members of management and
                                    the Audit Committee of the Board of
                                    Directors of Meadowbrook when appropriate.

                           d) If the complaint involves accounting, internal accounting controls, auditing matters or concerns regarding questionable accounting or auditing matters, the Compliance Officer shall report such complaint to the Audit Committee for further investigation.

                  2.       An investigation will be documented by:

                           a) A written description of the conduct in question and the investigative process;

                           b) Copies of key documents and interview notes or summaries; and

                           c)       The results of the investigation.

                  4. The Compliance Officer will attempt to maintain confidentiality whenever possible.

D.       DISCIPLINE

         If, after investigation, it is determined that illegal or potentially illegal or unethical conduct has occurred, the matter will be referred to appropriate management personnel for:

                  1. Discipline (i.e., reprimand, suspension, termination, etc.) of the wrongdoer(s) or participants as determined by Meadowbrook.

                  2. Discipline of any associate who was aware of such wrongdoing, or who reasonably could have prevented such wrongdoing.

E.       DISCLOSURE TO AUTHORITIES

         If it is determined that criminal activity has occurred, the Compliance Officer shall:

                  1. Where warranted, report the activity to the appropriate governmental authorities (state and/or federal) within a reasonable time period.

                  2. Cooperate with these authorities to the extent required by law.

                  3.       Remedy the matter, if applicable.

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F.       DELEGATIONS

         All management personnel will ensure that neither they nor their subordinates delegate substantial discretionary authority to individuals who are known to have, or should be known to have, a propensity to engage in illegal or unethical activities.

         All management personnel are responsible on an ongoing basis for taking appropriate steps to monitor compliance by their subordinates with the standards and procedures of the Code of Conduct.

         Meadowbrook will comply with the hiring regulations of the Violent Crime Control Act of 1994.

G.       ASSOCIATE EDUCATION

         Communication and on-going education activities will keep all associates updated and will reemphasize compliance standards, ethics, rules, and procedures along with other business behaviors needed to comply with this Code and with applicable laws and regulations. All educational and training activities will be documented. These documents, and all compliance-related records (including audit results), will be maintained in separate files by the Company.

                                     WAIVERS

         THERE SHALL BE NO WAIVER OF ANY PART OF THE CODE, EXCEPT BY THE APPROPRIATE MEMBERS OF MANAGEMENT, OR IN THE CASE OF AN EXECUTIVE OFFICER, BY THE BOARD OF DIRECTORS OR A DESIGNATED COMMITTEE OF THE BOARD, WHICH WILL ASCERTAIN WHETHER A WAIVER IS APPROPRIATE AND ENSURE THAT THE WAVIER IS ACCOMPANIED BY APPROPRIATE CONTROLS DESIGNED TO PROTECT MEADOWBROOK.

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                           MEADOWBROOK INSURANCE GROUP
                                 CODE OF CONDUCT

                           RECEIPT AND ACKNOWLEDGMENT

                I have received and read Meadowbrook Insurance Group's Code of Conduct. I understand it, I agree to comply with it and I understand that failure to do so will lead to disciplinary action, up to and including termination of employment and appropriate legal sanctions.

                      ____________________________________
                                   Print Name

                      ____________________________________
                                    Signature

                      ____________________________________
                                      Date